[SBARRO LETTERHEAD]


                                  PRESS RELEASE


CONTACT:   Robert G. Rooney
           Chief Financial Officer
           SBARRO, INC.
           (516) 715-4167
                           SUMMARY: SBARRO reports completion of its previously announced going private transaction.


FOR IMMEDIATE RELEASE

Melville, L.I., New York . . . . . . . . . . . .. . . . . . . september 29, 1999

          Sbarro, Inc. (listed New York Stock Exchange "SBA") today reported that it has completed its previously announced going private transaction. The transaction was pursuant to a merger agreement under which a newly-formed entity owned by members of the Sbarro family was merged with and into the Company. Shareholders of the Company, other than those members of the Sbarro family, will receive $28.85 per share in cash in exchange for the approximately 13.5 million shares (65.6% of outstanding shares) of the Company's Common Stock owned by them.

          The transaction was funded through the placement of $255.0 million of 11.0% Senior Notes due 2009 at a price of 98.514% of par to yield 11.25% per annum and substantially all of the Company's cash on hand. The Company also entered into a new $30.0 million Senior Revolving Credit Facility from European American Bank

          Shareholders will shortly be receiving appropriate instructions to exchange their shares for the cash consideration.

          This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

          The Company develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At July 18, 1999, the end of the Company's second fiscal quarter, there were 908 Sbarro restaurants in operation, 634 of which were Company-owned and 274 of which were franchised.


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